Exhibit 10(e)(6)

2005 Executive Long-Term Incentive Program (“2005 E-LTIP”)

Under the 2005 E-LTIP, executive officers of the Company are eligible to receive performance shares based on certain performance measures established by the Compensation Committee of the Board of Directors (the “Committee”).

The performance elements and corresponding weights for the 2005 E-LTIP are: (i) (60%) Diluted Earnings Per Share (EPS) from Continuing Operations, as reported in the Company’s audited financial statements, as adjusted on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis/MD&A or the footnotes to the financial statements) items (if in excess of $50 million pre-tax on an individual basis): legal and regulatory matters; loss (gain) on early extinguishment of debt; business divestitures and asset sale losses (gains); impairment of long-lived assets; impairment of goodwill and other intangibles; restructuring charges resulting from a strategically-named corporate initiative and/or annual cumulative restructuring charges in excess of $50 million, exclusive of previously identified initiatives. In addition, any adjustment greater than $50 million of the annual tax provision resulting from a change in tax law shall be excluded from the compilation of EPS; and (ii) (40%) Net Cash provided by (used for) Operating Activities as reported in the Company’s audited financial statements, as adjusted for the cash flow impacts (inflows and outflows) resulting from those items as identified within the definition of Diluted EPS. In addition, any individual special discretionary pension funding greater than $50 million shall be excluded.

Earning of the shares will be based on achievement of the performance targets as defined above, subject to the review and certification of the Committee following the completion of each of the next three fiscal years.